UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                                SCHEDULE 13G


                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT _____)*


                 CHARLES E. SMITH RESIDENTIAL REALTY, INC.
---------------------------------------------------------------------------
                              (Name of Issuer)

                  COMMON STOCK, PAR VALUE $0.01 PER SHARE
---------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 832197107
          -------------------------------------------------------
                               (CUSIP Number)

                             SEPTEMBER 13, 1999
          -------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]    Rule 13d-1(b)

     [X]    Rule 13d-1(c)

     [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                    *SEE INSTRUCTIONS BEFORE FILLING OUT

                               SCHEDULE 13G

CUSIP No.  832197107                         Page 2 of 11 Pages


1   NAME OF REPORTING PERSON
    /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          GE CAPITAL EQUITY INVESTMENTS, INC.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [X]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES                0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH            2,337,662

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH              0

                 8  SHARED DISPOSITIVE POWER

                         2,337,662

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,337,662

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*



11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.6%

12  TYPE OF REPORTING PERSON*

          CO

                               SCHEDULE 13G

CUSIP No.  832197107                         Page 3 of 11 Pages


1   NAME OF REPORTING PERSON
    /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          GENERAL ELECTRIC CAPITAL CORPORATION

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [X]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

          NEW YORK, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES                0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH            2,337,662

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH              0

                 8  SHARED DISPOSITIVE POWER

                         2,337,662

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,337,662

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*



11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.6%

12  TYPE OF REPORTING PERSON*

          CO

                               SCHEDULE 13G

CUSIP No.  832197107                         Page 4 of 11 Pages


1   NAME OF REPORTING PERSON
    /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          GENERAL ELECTRIC CAPITAL SERVICES, INC.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [X]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES                0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH            DISCLAIMED.  SEE 9 BELOW.

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH              0

                 8  SHARED DISPOSITIVE POWER

                         DISCLAIMED.  SEE 9 BELOW

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*



11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          DISCLAIMED.  SEE 9 ABOVE.

12  TYPE OF REPORTING PERSON*

          CO

                               SCHEDULE 13G

CUSIP No.  832197107                         Page 5 of 11 Pages


1   NAME OF REPORTING PERSON
    /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          GENERAL ELECTRIC COMPANY

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [X]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

          NEW YORK, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES                0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH            DISCLAIMED.  SEE 9 BELOW.

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH              0

                 8  SHARED DISPOSITIVE POWER

                         DISCLAIMED.  SEE 9 BELOW.

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*



11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          DISCLAIMED.  SEE 9 ABOVE.

12  TYPE OF REPORTING PERSON*

          CO

Item 1.

(a)   NAME OF ISSUER:  Charles E. Smith Residential Realty, Inc.

(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      2345 Crystal Drive
      Crystal City, Arlington, Virginia 22202

Item 2.

1. (a)-(c)  NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE;
            AND CITIZENSHIP:

            GE Capital Equity Investments, Inc.
            120 Long Ridge Road
            Stamford, Connecticut.  06927


            Citizenship:   Delaware

(d)         TITLE OF CLASS OF SECURITIES:  Common Stock, par value $0.01 per share

(e)         CUSIP NUMBER: 832197107


2. (a)-(c)  NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE;
            AND CITIZENSHIP:

            General Electric Capital Corporation
            260 Long Ridge Road
            Stamford, Connecticut.  06927


            Citizenship:   New York

(d)         TITLE OF CLASS OF SECURITIES:  Common Stock, par value $0.01 per share

(e)         CUSIP NUMBER: 832197107


3. (a)-(c)  NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE;
            AND CITIZENSHIP:

            General Electric Capital Services, Inc.
            3135 Easton Turnpike
            Fairfield, Connecticut.  06431


            Citizenship:   Delaware

(d)         TITLE OF CLASS OF SECURITIES:  Common Stock, par value $0.01 per share

(e)         CUSIP NUMBER: 832197107


4. (a)-(c)  NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE;
            AND CITIZENSHIP:

            General Electric Company
            3135 Easton Turnpike
            Fairfield, Connecticut.  06431


            Citizenship:   New York

(d)         TITLE OF CLASS OF SECURITIES:  Common Stock, par value $0.01 per share

(e)         CUSIP NUMBER: 832197107


Item 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b),
             CHECK WHETHER THE PERSON FILING IS A:


(a) [  ]    Broker or Dealer registered under Section 15 of the Act
            (15 U.S.C. 78o);

(b) [  ]    Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c) [  ]    Insurance Company as defined in Section 3(a)(19) of the Act
            (15 U.S.C. 78c);

(d) [  ]    Investment Company registered under Section 8 of the Investment
            Company Act (15 U.S.C. 80a-8);

(e) [  ]    An investment advisor in accordance with Section
            240.13d-1(b)(1)(ii)(E);

(f) [  ]    An employee benefit plan or endowment fund in accordance with
            Section 240.13d-1(b)(1)(ii)(F);

(g) [  ]    A parent holding company or control person, in accordance with
            Section 240.13d-1(b)(1)(ii)(G);

(h) [  ]    A savings association as defined in Section 3(b) of the Federal
            Deposit Insurance Act (12 U.S.C. 1813);

(i) [  ]    A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [  ]    Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


If this statement is filed pursuant to ss. 240.13d-1(c), check this box. |X|


Item 4.     OWNERSHIP:


1.          GE Capital Equity Investments, Inc.

(a)         AMOUNT BENEFICIALLY OWNED: 2,337,662 shares of Common Stock.

(b)         PERCENT OF CLASS:  10.6%

(c)         NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)    sole power to vote or to direct the vote:

                   0

            (ii)   shared power to vote or to direct the vote:

                   2,337,662

            (iii)  sole power to dispose or to direct the disposition of:

                   0

            (iv)   shared power to dispose or to direct the disposition of:

                   2,337,662


2.          General Electric Capital Corporation

(a)         AMOUNT BENEFICIALLY OWNED: 2,337,662 shares of Common Stock.

(b)         PERCENT OF CLASS:  10.6%

(c)         NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)    sole power to vote or to direct the vote:

                   0

            (ii)   shared power to vote or to direct the vote:

                   2,337,662

            (iii)  sole power to dispose or to direct the disposition of:

                   0

            (iv)   shared power to dispose or to direct the disposition of:

                   2,337,662


3.          General Electric Capital Services, Inc.

(a)         AMOUNT BENEFICIALLY OWNED:  Beneficial ownership of all shares is disclaimed.

(b)         PERCENT OF CLASS:  Disclaimed.  See (a) above.

(c)         NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)    sole power to vote or to direct the vote:

                   0

            (ii)   shared power to vote or to direct the vote:

                   Disclaimed.  See (a) above.

            (iii)  sole power to dispose or to direct the disposition of:

                   0

            (iv)   shared power to dispose or to direct the disposition of:

                   Disclaimed.  See (a) above.


4.          General Electric Company

(a)         AMOUNT BENEFICIALLY OWNED:  Beneficial ownership of all shares is disclaimed.

(b)         PERCENT OF CLASS:  Disclaimed.  See (a) above.

(c)         NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)    sole power to vote or to direct the vote:

                   0

            (ii)   shared power to vote or to direct the vote:

                   Disclaimed.  See (a) above.

            (iii)  sole power to dispose or to direct the disposition of:

                   0
            (iv)   shared power to dispose or to direct the disposition of:

                   Disclaimed.  See (a) above.


Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            Not applicable.


Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not applicable.


Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            See Exhibit 1 for Joint Filing Agreement.


Item 9.     NOTICES OF DISSOLUTION OF GROUP:


            Not applicable.


Item 10.    CERTIFICATION:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 9, 2000

                                 GENERAL ELECTRIC CAPITAL CORPORATION

                                 By:      /s/ Michael E. Pralle
                                     -----------------------------------
                                     Name:   Michael E. Pralle
                                     Title:  Vice President

                                 GE CAPITAL EQUITY INVESTMENTS, INC.

                                 By:      /s/ Michael E. Pralle
                                     -----------------------------------
                                     Name:   Michael E. Pralle
                                     Title:  President/ General Manager

                                 GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                 By:      /s/ Michael E. Pralle
                                     -----------------------------------
                                     Name:   Michael E. Pralle
                                     Title:  Attorney-in-fact*

                                 GENERAL ELECTRIC COMPANY

                                 By:      /s/ Michael E. Pralle
                                     -----------------------------------
                                     Name:   Michael E. Pralle
                                     Title:  Attorney-in-fact**



---------------------
*    Pursuant to a Power of Attorney attached as Exhibit 2 to this
     Schedule 13G.
**    Pursuant to a Power of Attorney attached as Exhibit 3 to this
     Schedule 13G.